News Release
FOR IMMEDIATE RELEASE

TEREX CORPORATION ANNOUNCES LEADERSHIP CHANGE
IN ITS CRANES SEGMENT

WESTPORT, CT, October 25, 2016 – Terex Corporation (NYSE:TEX) today announced that Steve Filipov will assume the role of President of Terex Cranes effective immediately. Mr. Filipov will also continue with his responsibilities as President of the Terex Material Handling and Port Solutions segment until completion of the announced sale of that segment to Konecranes Plc. Ken Lousberg, currently President, Terex Cranes, will be leaving the Company to pursue other opportunities.

“We thank Ken for his dedicated service and leadership over many years within the AWP segment, Terex China and his current position with Terex Cranes, and wish him the best in his future endeavors,” remarked John L. Garrison, Jr., President and Chief Executive Officer. Commenting on the new assignment for Mr. Filipov, Mr. Garrison added, “Steve is the right person to lead the turnaround efforts to improve our global cranes business. Steve started his career at Terex in the Company’s crane business and served as President of Terex Cranes from 2004 to 2008. Steve’s intimate knowledge of the Terex Cranes business, its products and, most importantly, its customers will put him in an excellent position to start immediately with the work of improving and growing our Cranes business. Steve has demonstrated strong leadership skills during his tenure with Terex and I am confident that in his new responsibility as President of Terex Cranes he will serve us and our customers well.”

Mr. Garrison continued, “In addition, Kevin O’Reilly, currently Vice President, Operational Finance, will assume the position of Group Vice President, Finance for the Cranes Segment assisting Steve with the Cranes turnaround. Mr. O’Reilly has held a number of senior finance roles at Terex over many years including corporate controller, segment finance leader, business development and strategy, and investor relations. Kevin’s strong operational finance experience and achievements make him the ideal choice to provide the financial leadership and support that Steve and the entire Cranes team need as they position Cranes for success.”

Contact Information:
Brian Henry, Senior Vice President, Business Development and Investor Relations
Phone: (203) 222-5954
Email: brian.henry@terex.com
About Terex
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in three business segments: Aerial Work Platforms, Cranes and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page www.facebook.com/TerexCorporation to make information available to investors and the market.
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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com